EXHIBIT 5.1


                                January 22, 1999

                                                                  (202) 639-7315

Board of Directors
Neff Corp.
3750 N.W. 87th Avenue
Miami, Florida  33166

Gentlemen:

         We are acting as special counsel for Neff Corp., a Delaware corporation (the "Company"), Neff Machinery, Inc., a Florida corporation ("Neff Machinery"), Neff Rental, Inc., a Florida corporation ("Neff Rental"), Air Rental & Supply, Inc., a Texas corporation ("Air Rental") and Neff Asset Management, Inc., a Delaware corporation ("Neff Asset Management," and together with Neff Machinery, Neff Rental and Air Rental, the "Guarantors"), in connection with the offer by the Company to exchange up to $100,000,000 aggregate principal amount of the Company's 10 1/4% Senior Subordinated Notes due 2008 (the "New Notes"), which will be registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount at maturity of the Company's issued and outstanding 10 1/4% Senior Subordinated Notes due 2008 (the "Old Notes," and together with the New Notes, the "Notes") (the "Exchange Offer") pursuant to the Registration Statement on Form S-4 filed on January 22, 1999, as amended (the "Registration Statement") under the Securities Act. The Old Notes are, and the New Notes will be, unconditionally guaranteed (the "Guarantees") by the Guarantors.

         In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of each of the Company and the Guarantors, (iii) examined such certificates of public officials, officers or other representatives of each of the Company and the Guarantors, and other persons, and such other documents, and (iv) reviewed such information from officers and representatives of each of the Company and the Guarantors and others as we have deemed necessary or appropriate for the purposes of this opinion.

         In all such examinations, we have assumed the legal capacity of all natural persons executing documents (other than the capacity of officers of the Company executing documents in such capacity), the genuineness of all signatures on original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or other representatives of each of the Company and the Guarantors and other persons.

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BOARD OF DIRECTORS
NEFF CORP.                                                                PAGE 2

         To the extent that it may be relevant to the opinion expressed herein, we have assumed, for purposes of the opinions expressed herein, that (i) the trustee for the Notes (the "Trustee") has the power and authority to enter into and perform the indenture for the Notes (the "Indenture"), (ii) the Indenture has been duly authorized, executed and delivered by the Trustee and is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms and (iii) the Notes have been duly authenticated and delivered by the Trustee.

         Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

         1. The New Notes have been duly and validly authorized by the Company, and when duly executed by the proper officers of the Company and issued in exchange for the Old Notes as contemplated by the Registration Statement, will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture, and enforceable against the Company in accordance with their terms.

         2. The Guarantees of the New Notes have been duly authorized and, when the New Notes have been duly executed and the Guarantees have been duly executed in accordance with the terms of the Indenture, will constitute valid and legally binding obligations of the Guarantors, entitled to the benefits of the Indenture, and enforceable against the Guarantors in accordance with their terms.

         The enforceability and effectiveness of the provisions of the New Notes and the Guarantees are limited by and subject to (i) applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness) whether such principles are considered in a proceeding at law or in equity.

         The opinions set forth above are subject to the following qualifications:

         (A) The opinions expressed herein are limited to the federal laws of the United States and the laws of the State of New York and, to the extent relevant hereto, the General Corporation Law of the State of Delaware. We assume no obligations to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

         (B) Provisions in the Guarantees that provide that the Guarantors' liability thereunder shall not be affected by actions or failures to act on the part of the recipient of the Guarantees or by amendments or waivers of provisions of documents governing the guaranteed obligations might not be enforceable under circumstances in which such actions, failures to act, amendments or waivers so radically change the essential nature of the terms and conditions of the guaranteed obligations that, in effect, a new contract has arisen between such recipient and the primary obligor on whose behalf any Guarantor may have the rights and remedies of a "debtor" under the UCC. We have assumed that sufficient valid consideration has been received by each Guarantor for entry into the Guarantee.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                            FRIED, FRANK, HARRIS, SHRIVER & JACOBSON

                            By: /s/ STEPHEN I. GLOVER
                                -----------------------------------------
                                   Stephen I. Glover